Exhibit 10.3

Public Relations Agreement dated as of November 1, 2005 between the Company and Martin E. Janis & Company

November  1,  2005

Mr.  Bon  Kwan  Koo
CEO  and  President
Sorell
Buk-ri  35,  Nama  Myun
Yongin  City,  South  Korea

Dear  Mr.  Koo:

I am delighted with the decision of Sorell to retain Marten E. Janis & Company, Inc. and with to assure you that we shall apply our best efforts to carry out a public relations and investor relations program consistent with our conversations with Rick Langley on this subject.

The  following  shall outline the mutual areas of responsibility in our program:

Martin E. Janis & Company, Inc., shall begin a six-month program, commencing on January 1, 2006 to continue through June 30, 2006. At the end of the six-month period, on June 30, 2006, the program may be evaluated and may be extended for an additional six-month period.

The agency shall introduce Sorell to brokerage firms; the month and hedge fund managers and research departments of certain funds and institutions; analysts; special situation people or special situation investing groups; and other persons or entities who may have a direct interest in the stock - and the agency shall continue to maintain communications with the above described after the initial contact. Through a series of meetings in selected cities, the agency shall begin and continue to maintain contact with the aforementioned. Contact shall also be established and maintained by written correspondence, personal visits, individual telephone conversations and teleconferencing.

Further, the agency shall create and carry out a publicity program in the following areas - financial newspapers, magazines and periodicals; news, feature and financial sections of the national news magazines; wire services and feature syndicates; financial, news and feature sections of daily newspapers; on financial TV and radio programs and the appropriate trade periodicals that circulate in Sorell's areas of endeavor.

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The  public  relations  and  publicity  program shall be centered around general corporate activity; company personnel and executives; new contracts; the Company's product and technology; corporate history; past accomplishments and future goals; sales and earnings; expansion programs; acquisitions; management and management philosophy; and other salient subjects that will enhance the corporate image. Such publicity will result from the agency's distribution of press releases, from press presentations, and from special press interviews.

Martin E. Janis & Company, Inc. shall be compensated at the rate of five thousand dollars ($5,000.00US) per month. The fee payment shall be sent to the Company on or shortly after the first day of each month, beginning January 1, 2006.

In addition to the above quoted retainer fee, routine out-of-pocket costs, covering such items as printing and mailing clipping services, long distance telephones and faxes, Xeroxing, photography, media entertainment, and the like, shall be borne by Sorell. These out-of-pocket costs, however, shall not exceed $200-300US per month, unless specific approval is given thereto by the client. All Business Wire or PR Newswire press release distributions are to be paid directly to the vendor by Sorell.

The above routine out-of-pocket costs shall be itemized with receipted vouchers and billed at the end of each month, and are payable to the agency upon receipt of invoice.

All travel and other costs relating to company financial meetings in specific financial centers throught the country will be budgeted and presented to the client for approval, three weeks prior to incurring said expenditures. Payment of these out-of-pocket expenditures shall be made upon receipt of and approval of these submitted estimated costs by the client prior to said meetings, as these expenses (hotel, travel, food and beverage, and the like) are paid up front by the agency, at the time they are incurred. At the end of these specific travel projects, when all the actual bills are in and collated, they shall be submitted to the client and an adjustment will be made wither way, equating the actual expense with the estimated advance. Meetings are not scheduled unless the expense advance has been received by the agency. Sorell, however, may elect to pay these costs directly (travel for Janis staff, cost of meetings, etc.). This option is acceptable and arrangements will be made at the outset of the program.

Both the service fee and the out-of-pocket expense remuneration shall be wire transferred to Martin E. Janis & Company, Inc. The wire transfer instructions are as follows: Swift Code: US Bank, USBKUS44IMT; Routing: 071904779; Account
Number: 199223704016 (in should come up as First Star Naper - that will be correct).

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Another  service  rendered  by this firm is the arranging of financing.  Through the firm's relationship with the investment banking community, we are able to introduce your company to potential sources of financing - investment bankers - brokerage firms - venture capital groups - and individuals or special group investors. If this service is rendered, and monies are raised for Sorell then a special fee shall be paid to their firm, based on an agreed percent of the monies raised.

An Account Executive, an agency executive, shall be assigned to work on this account, along with other agency media, creative and executive personnel in the firm's offices. Mart E. Janis shall be involved with various agency executives and staff and Sorell executives in the overall coordination, direction and implementation of the program.

I believe this letter covers the pertinent points in our new working relationship. Will you kindly indicate your approval by signature on the attached copy and return same to me at your early convenience.

I look forward to meeting with you soon and to a successful relationship with you and your organization over this next period.

Cordially,

MARTIN  E.  JANIS  &  COMPANY,  INC.

By:   /s/  Martin  E.  Janis
     -----------------------
     Martin  E.  Janis,  Chairman  of  the  Board


APPROVED:

By:   /s/  Bon  Kwan  Koo
     --------------------
     Bon  Kwan  Koo,  CEO  &  President,  Sorell

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